Exhibit 3.2.1
FIRST AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT OF
WESTERN IOWA ENERGY, LLC
THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED OPERATING AGREEMENT OF WESTERN IOWA ENERGY, LLC dated January 31, 2005 (the “Operating Agreement”) is adopted and approved effective as of the 14th day of April, 2008, by the affirmative vote of a majority of the Membership Voting Interests represented at a Meeting of the Members (in person, by proxy, or by mail ballot) of Western Iowa Energy, LLC (the “Company”) pursuant to Section 8.1 of the Operating Agreement of the Company at a Meeting of the Members held on April 14, 2008.
The Operating Agreement is amended as follows:
Section 5.14 is amended to read as follows:
5.14 President and Chief Executive Officer. Until provided otherwise by a resolution of the Directors, the Chairman shall also act as the ~~interim~~ President and Chief Executive Officer (“CEO”) of the Company (herein referred to as the “President”; the titles of President and CEO shall constitute a reference to one and the same office and Officer of the Company), and the Chairman may exercise the duties of the office of Chairman using any such designations. ~~The Director shall appoint someone other than the Chairman as the President of the Company not later than the commencement of operations of the Facilities, and Such President~~ The President and or Chairman, as the case may be, shall perform such duties as the Directors may from time to time prescribe., ~~including without limitation, the management of the day-to-day operations of the Facilities.~~
I, Kevin Ross, do hereby certify that I am the duly elected, qualified, and acting Secretary of the Company, and further certify that the above amendment was duly adopted by a majority of the Membership Voting Interests represented at a meeting of the Members of the Company held on April 14, 2008, in accordance with the provisions of the Company’s Operating Agreement.

/s/ Kevin Ross
Kevin Ross, Secretary

Approved:

/s/ William J. Horan
William J. Horan, Chairman